EXHIBIT 10.I.1

AMENDMENT NO. 1 TO THE
1995 OMNIBUS COMPENSATION PLAN

     Pursuant to Section 15.1 of the El Paso Energy Corporation 1995 Omnibus Compensation Plan, as amended and restated (the “Plan”), the Plan is hereby amended as follows, effective December 3, 1998:

The following subsection (k) shall be added to Section 6.4 to read as follows:

     “(k) Deferral Election

     A Participant may elect irrevocably (at a time and in a manner determined by the Plan Administrator or the Company, as appropriate) at any time prior to exercising an option granted under the Plan that issuance of shares of Common Stock upon exercise of such option and/or associated stock appreciation right shall be deferred until a pre-specified date in the future or until the Participant ceases to be employed by the Company or any of its Subsidiaries, as elected by the Participant. After the exercise of any such option and prior to the issuance of any deferred shares, the number of shares of Common Stock issuable to the Participant shall be credited to the deferred stock account (or such other account(s) as the Management Committee shall deem necessary and appropriate) under a memorandum deferred account established pursuant the Company’s then-existing Deferred Compensation Plan (as it may be further amended) (the “Deferred Compensation Plan”), and any dividends or other distributions paid on the Common Stock (or its equivalent) shall be deemed reinvested in additional shares of Common Stock (or its equivalent) until all credited deferred shares shall become issuable pursuant to the Participant’s election, unless the Management Committee of the Deferred Compensation Plan shall otherwise determine.”

Section 9.5(c) is amended to read as follows:

     “(c) Form of Payment

     A Participant or a Participant’s Beneficiary shall be entitled to receive from the Company a benefit payment as provided pursuant to Sections 9.5(b)(i) or 9.5(b)(ii), as applicable, equal to the product of the Adjusted Value and the number of vested Units of a Participant. Such payment shall be made as soon as practicable following the applicable Valuation Date in accordance with this Section 9.5(c).

     Except as provided in Sections 9.5(d) and 9.7 (or unless the Plan Administrator otherwise determines at any time that the form of payment should be changed), benefit payments made to a Participant pursuant to this Section 9, shall be made as follows:

(i) Participants employed by the Company holding the position of Chairman of the Board, President or Chief Executive Officer and Participants employed by Company Subsidiaries holding equivalent positions, but not necessarily the same title, shall receive their Performance Unit payout as follows:

(A) 50% (fifty percent) in cash and

(B) 50% (fifty percent) in Common Stock.

(ii) Participants employed by the Company holding the position of Vice Chairman of the Board, Chief Operating Officer, or Executive Vice President and Participants employed by Company Subsidiaries holding equivalent positions, but not necessarily the same title, shall receive their Performance Unit payout as follows:

(A) 60% (sixty percent) in cash and

(B) 40% (forty percent) in Common Stock.

(iii) Participants employed by the Company holding the position of Senior Vice President and Participants employed by Company Subsidiaries holding equivalent positions, but not necessarily the same title, shall receive their Performance Unit payout as follows:

(A) 75% (seventy-five percent) in cash and

(B) 25% (twenty-five percent) in Common Stock.”

The following Section 10.10 shall be added to read as follows:

     “10.10 A Participant may elect irrevocably (at a time and in the manner determined by the Plan Administrator or the Company, as appropriate), prior to vesting of Restricted Stock, that the Participant relinquishes any and all rights in the shares of Restricted Stock in exchange for an interest in the Deferred Compensation Plan and receipt of such shares shall be deferred until a pre-specified date in the future or until the Participant ceases to be employed by the Company or any of its Subsidiaries, as elected by the Participant. At the time the restrictions lapse on the shares of Restricted Stock (as specified at the time of grant, or otherwise if changed by the Plan Administrator), the number of shares of Common Stock issuable to the Participant shall be credited to the deferred stock account (or such other account(s) as the Management Committee shall deem necessary and appropriate) under a memorandum deferred account established pursuant to the Deferred Compensation Plan, and any dividends or other distributions paid on the Common Stock (or its equivalent) shall be deemed reinvested in additional shares of Common Stock (or its equivalent) until all credited deferred shares shall become issuable pursuant to the Participant’s election, unless the Management Committee of the Deferred Compensation Plan shall otherwise determine.”

The first sentence of Section 13.7 is hereby deleted in its entirety and replaced with the following sentence:

“Appropriate provision shall be made for all taxes required to be withheld in connection with the exercise, grant or other taxable event with respect to options, limited stock appreciation rights, stock appreciation rights, Restricted Stock and Performance Units under the applicable laws and regulations of any governmental authority, whether federal, state or local and whether domestic or foreign, including, but not limited to, the required withholding of a sufficient number of shares of Common Stock otherwise issuable to a Participant to satisfy the said required minimum tax withholding obligations.”

     IN WITNESS WHEREOF, the Company has caused this amendment to be duly executed on this 3rd day of December, 1998.

EL PASO ENERGY CORPORATION
By:	/s/ Joel Richards III
Joel Richards III
Executive Vice President

Attest:

/s/ David L. Siddall
Corporate Secretary